11.1 Statement re: Computation of per share earnings


                                         Six Months Ended
                                      12/31/96      12/31/95
                                      ---------     ---------
Common Stock                          2,611,876     2,119,420

Common Stock Equivalents
Dilutive Stock Options                  270,054             0

Common Stock Equivalents
Dilutive Stock Warrants                 667,064             0
                                      ---------     ---------

Weighted Average Shares and
Common Stock Equivalents              3,548,994     2,119,420
                                      =========     =========

Earnings Per Common Share
Net Income                                (0.19)        (0.39)
                                      =========     =========